UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ________________________________

                                   Form 10-SB
                               (Amendment No. 1)


      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
        Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                             CLIFTON MINING COMPANY
             ------------------------------------------------------
              (Exact Name of Registrant as Specified in Its Charter

              Utah                                   87-0511836
--------------------------------         ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

          80 West Canyon Crest Road, Alpine, Utah              84004
         -----------------------------------------           -----------
         (Address of Principal Executive Offices)            (Zip Code)

                                 (801) 756-1414
              (Registrant's Telephone Number, Including Area Code)

Securities to be registered under section 12(b) of the Act:

                                             Name on each exchange on which each
Title of Each Class to be so registered            class is to be registered
---------------------------------------      -----------------------------------
              Common Stock                        American Stock Exchange

Securities to be registered under section 12(g) of the Act: None

CLIFTON MINING COMPANY

                         TABLE OF CONTENTS TO FORM 10-SB

Part I.......................................................................3

   Item 1.  Description of Business..........................................3
   Item 2.  Management's Discussion and Analysis or
            Plan of Operation................................................6
   Item 3.  Description of Property..........................................9
   Item 4.  Security Ownership of Certain Beneficial Owners
            and Management..................................................12
   Item 5.  Directors and Executive Officers, Promoters
            and Control Persons.............................................13
   Item 6.  Executive Compensation..........................................15
   Item 7.  Certain Relationships and Related Transactions..................16
   Item 8.  Description of Securities.......................................17

Part II.....................................................................20

   Item 1.  Market Price of and Dividends on the Registrant's
            Common Equity and Other Shareholder Matters.....................20
   Item 2.  Legal Proceedings...............................................21
   Item 3.  Changes in and Disagreements with Accountants...................21
   Item 4.  Recent Sale of Unregistered Securities..........................21
   Item 5.  Indemnification of Directors and Officers.......................21

Part F/S....................................................................23


Part III....................................................................23

   Item 1. Index to Exhibits................................................23
   Item 2. Description of Exhibits..........................................23

                           Forward Looking Statements

     Some of the statements contained in this Form 10-SB that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 10-SB, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

     All written forward-looking statements made in connection with this Form 10-SB that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

     The safe harbors of forward-looking statements provided by the Securities Litigation Reform Act of 1995 are unavailable to issuers not subject to the reporting requirements set forth under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. As we have not registered our securities pursuant to Section 12 of the Exchange Act, such safe harbors set forth under the Reform Act are unavailable to us.

                                     Part I

Item 1.  Description of Business


Background


     We were incorporated in the State of Utah on June 8, 1993, under the name Megaton Gold Corporation. On or about February 24, 1994, we filed a certificate of amendment to change our name to Clifton Mining Company ("Clifton"). Our Articles of Incorporation authorize us to issue up to 70,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. We are filing this Form 10-SB voluntarily with the intention of establishing a fully reporting status with the SEC. Consequently, we will continue to voluntarily file all necessary reports and forms as required by existing legislation and SEC rules.

     We have never been party to any bankruptcy, receivership or similar proceeding, nor have we undergone any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

     Between February and May, 1998, the Company acquired a 58% interest in Woodman Mining Company ("WMC") through the purchase of stock for cash of $49,716. WMC owns mining claims and is not otherwise engaged in any active business activities.

     In December 1998 the Company acquired a 28% interest in American Biotech Labs ("ABL") through the purchase of stock for $20,000. ABL manufactures and distributes a silver supplement used as alternative to antibiotics.

     As used herein, the term "Company," "we," "us," "our" and similar terms means Clifton and WMC on a consolidated basis, except where the context clearly indicates otherwise.

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Business of Issuer

Principal Products and Principal Markets


     We are an exploration stage natural resource company that is seeking to focus on the exploration of precious metals and polymetallic projects in the historic Clifton Mining Area of Western Utah. We have limited assets and capital resources. Our business plan is to acquire mining claims and engage in mineral exploration, with the intent to prove minable reserves and then either bring the claims into operation or joint venture with other companies or sell the claims at appreciated prices. At each stage of the exploration process we or our joint venture partners will be required to make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program. Each step in the exploration process will require us or our joint venture partners to expend substantial funds of drilling and engineering studies before we will know if we have a commercially viable mineral deposit or reserve. We have no assurance that a viable metals deposit exists on our property and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Even if such a deposit exists, we do not have assurance that we, or our joint venture partners, will find it. Even if we do find it, we do not have the assurance that we, or our joint venture partners, will be able to fund the drilling, engineering, and metallurgical work necessary to prove a mineral reserve. Even if we could prove a mineral reserve, we have no assurance that we or our joint venture partners could either obtain the funding necessary to mine the project or find a satisfactory contract miner. Notwithstanding our limited assets and capital resources, we currently hold 38 patented claims (includes ten patented claims owed by WMC), 68 unpatented lode claims and two state mineral leases covering a total of approximately 2,933 acres in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area (the "Clifton Property"). Due to our limited financial resources, there can be no assurance that minerals will be extracted and processed at a profit or at all.

     The Company has conducted no research and development activities in the past two fiscal years. The Company recognizes that because of its limited financial, managerial and other resources, the Company will not have the ability to explore the Clifton Property until and unless it raises additional funds and/or is able to partner with entities with greater financial resources than those of the Company. There can be no assurance that the Company will be successful in raising additional funds or joint venturing with a suitable business partner.


Licenses, Franchises and Royalty Agreements, Including Duration

     In furtherance of our business plan, in 1993, we obtained 18 patented and 54 unpatented claims from American Consolidated Management Group, Inc. ("ACMG") (formerly known as American Consolidated Mining Co.). In consideration for the claims, we issued to ACMG 100 shares of common stock and 3,100,000 shares of 1993 Series Preferred A Stock, subject to $250,000 in existing indebtedness. In November 1994, we redeemed a portion of the shares held by ACMG in consideration for a 2.5% net smelter royalty to be paid on our mineral production.

     In 1995, we issued 250,000 shares of our 1993 Series Preferred A Stock to The Sunday School Board of the Southern Baptist Convention in consideration for an investment of $375,000. We also granted a royalty of 20% of our net profits to The Sunday School Board, pursuant to a Stock Purchase and Net Profits Interest Agreement with the Sunday School Board. In addition, we also entered into a Net Profits Interest Agreement and Consent with Mr. K. Bruce Jones and Mr. Matthew R. White. Pursuant to this agreement, we agreed to pay Mr. White 5% of our net profits. The Stock Purchase and Net Profits Interest Agreement and the Net Profits Interest Agreement and Consent with the Sunday School Board cap the aggregate royalty payable thereunder at US$1,500,000 and do not have a production commencement date requirement. On or about June 20, 1996 we were provided notice that the Sunday School Board and Mr. White had assigned their respective interests in the Stock Purchase and Net Profits Interest Agreement and the Net Profits Interest Agreement and Consent to CPM Partners, L.L.C.


     On December 9, 2002, we entered into a letter agreement with Dumont Nickel, Inc. ("Dumont") whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the "Special Project Area"). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date Dumont has a total of approximately 33 square miles of contiguous mineral properties under active exploration, including approximately 4.5 square miles of Company Property.


Competitive Business Conditions and the Issuer's Competitive Position


     The silver exploration and mining industry is highly fragmented. We expect to compete with many other exploration companies looking for gold, silver, and other minerals. We are among the smallest exploration companies in existence and are a very small participant in the precious metal industry. While we generally expect to compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Furthermore, if we are able to successfully recover silver or the gold and lead by-products from our claims, due to the relatively scarce nature of such minerals, it is likely that we will be able to sell all minerals that we are able to recover. There can be no assurance, however, that mineral exploration findings will be favorable or that, if the result are favorable, we will be able to mine these minerals profitably or at all.


Government Approval of Principal Activities


     Our operations are subject to extensive federal and state laws and regulations designed to conserve and prevent the degradation of the environment. These laws and regulations require obtaining various permits before undertaking certain exploration activities and may result in significant delays, substantial costs and the alteration of proposed operating plans. These requirements also necessitate significant capital outlays and may result in liability to the owner and operator of the property for damages that may result from specific operations or from contamination of the environment, all of which may prevent us from continuing to operate.

     Our operations are specifically subject to the statutes and related regulations administered by the Utah Division of Oil, Gas & Mining and Tooele County, Utah. We have obtained approval for reclamation, which will be needed upon the conclusion of mining operations, if any, and have also posted a reclamation bond. We have also obtained a conditional use permit from Tooele County to allow open pit mining of our property and the use of extractive chemicals on the property. Accordingly, in the future in conjunction with Dumont, we intend to commence operations in the permitted area and may seek to expand the permit as needed.

     As indicated above, we are required to reclaim the land upon completion of mining activities should we become involved in mining activities. Certain of our property is located on federal land, which also requires compliance with applicable requirements administered by the U.S. Department of the Interior, Bureau of Land Management. The foregoing regulations impose specific conditions on the nature and extent of surface disturbance, the manner in which exploration and mining can be conducted, the disposition of spent ore, the use and containment of chemical leachate and other solutions, spill prevention, liquid and solid waste disposition, ground water monitoring, and a number of other matters which if violated could result in fines, penalties or attendant adverse publicity.

     We believe that we are currently in compliance with all applicable federal or state environmental regulations. Mining and exploration operations are also subject to both federal and state laws and regulations pertaining to employee health and safety. We have posted $56,400 in reclamation bonds to comply with applicable federal and state environmental laws. We anticipate that if product commences this amount will increase substantially.


Effect of Existing or Probable Government Regulations


     Mineral exploration, including mining operations should we become involved in such operations at some future date, are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets and restrictions on exports. The marketability of metals such as gold will be affected by numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined.

Employees

     Other than our officers and our Chairman, we have no employees. We have three officers who are employed by the Company. We also rely on the efforts of our directors. Messrs. Kenneth S. Friedman, President; William D. Moeller, Chairman of our Board of Directors (the "Board"); Keith W. Moeller, Director; Scott S. Moeller, Secretary, Treasurer and Director; Murray Nye, a Director; Harold Gunsinger, Director; and Robert J. Holladay, Vice-President of Operations each provide services to us on an as needed basis, which, on average, amounts to approximately ten to one hundred twenty hours per month per person. We do not anticipate hiring additional employees during the next twelve months.

Reports to Security Holders

Annual Reports

     We intend to make available our annual reports to security holders and the United States Securities and Exchange Commission on Form 10-KSB in accordance with the provisions of Section 12 of the Securities Exchange Act of 1934, as amended. Such annual reports will include audited financial statements.

Periodic Reports with the SEC

     As of the date of this registration statement, we have not been filing periodic reports with the SEC. However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis. Hence, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies.

Availability of Filings

     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Item 2.  Management's Discussion and Analysis or Plan of Operation

     The following discussion and analysis or plan of operation provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

General


     The Company has only limited business operations. The Company has had no revenue from operations during the past two fiscal years and has had no revenue for the three months ended March 31, 2004. The Company had $634,827 in cash, $826,841 in current assets and working capital of $698,907 at March 31, 2004. As of March 31, 2004, we had a stockholders equity of $4,362,323. Our efforts to date have focused primarily on acquisition and exploration of the mining properties. During the past two fiscal years we have financed our operations primarily through the sale of equity securities. We received $2,878,209 in cash from financing activities during 2002 and 2003.


Plan of Operation


     We are a natural resource company that is seeking to focus its resources on the exploration of precious metals and polymetallic projects in the historic Clifton Mining Area of Western Utah We have limited business operations, assets and capital resources. Our business plan is to acquire and explore mining claims either by ourselves or in joint venture partnership with others. Should our exploration efforts be successful in establishing minable reserves, we intend to bring these claims into operations either through contract mining or joint

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ventures with other companies or sell the claims at appreciated prices.
Notwithstanding our limited assets and capital resources, we currently hold 38 patented claims, 68 unpatented lode claims and two state mineral leases covering a total of approximately 2,933 acres in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area (the "Clifton Property"). Due to our limited financial resources there can be no assurance as to the level of any future mineral exploration activities or the findings of any future mineral exploration activities.

     In furtherance of our business plan, on December 9, 2002, we entered into a letter agreement with Dumont Nickel, Inc. ("Dumont") whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 in cash and 100,000 shares of Dumont common stock. In addition, Dumont is to perform certain data and feasibility studies with respect to the Clifton Property and incur minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the "Special Project Area"). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date Dumont has a total of approximately 33 square miles of contiguous mineral properties under active exploration, including approximately 4.5 square miles of Company Property.

     We do not have a detailed and budgeted plan for the exploration of the Clifton Property, but are relying on Dumont to conduct necessary and proper exploration activities. While Dumont is not obligated to perform any future exploration activities on the Clifton Property, Dumont has conducted several programs involving detailed soil sampling, mapping, and drilling. The most recent program was conducted on the Kiewit zone. Each of the initial five widely-spaced holes intersected the same formation with similar thickness and grades. According to Dumont's July 12, 2004 press release, this program "suggesting the overall presence of a substantially continuous 400 m x 2,000 m horizon of gold mineralization which dips westerly beyond its 400 m in estimated width" and "the holes collectively depict a 50 m thick section." Grades over this section averaged 0.7 grams per ton with a higher grade core. This press release further indicated that surface sampling suggested several stacked sections. The existence of such sections is not assured. If they exist, their thicknesses and their grades would have to be established through further drilling.

     Dumont intends to focus on this area and to begin a program this fall consisting of drilling an additional 50 to 100 holes. They presently have the funds to conduct such a program. However, there is no assurance that this program will be successful in delineating additional mineralization. Moreover, even if the program does delineate additional mineralization, it is likely that close-spaced drilling will be needed to convert that mineralization to a reserve. There is no assurance that Dumont or we will have the financial capability to conduct such a close-spaced drill program. Even if Dumont does conduct a successful drill program that delineates a gold reserve, there is no assurance that Dumont or we will be able to fund the engineering and metallurgic studies necessary to prove a gold reserve. Even if Dumont funded a feasibility study that proved a gold reserve, there is no assurance that Dumont or we would be able to fund a mining operation. Even if we funded a mining operation, there is no assurance metals prices would remain at levels at which such a mining operation would be profitable.

     If the drill program at Kiewit does not produce acceptable results, Dumont has identified six other areas of interest lying within the boundaries of the joint venture. Dumont is expected to then proceed with programs involving surface sampling and drilling to assess the viability of these targets.

Liquidity

     As of March 31, 2004 we had $634,827 in cash and current liabilities of $127,934. We have not committed to spend any amounts on capital expenditures during the next twelve months. As a result, we believe that our cash on hand is sufficient to continue our business for the next at least 12 months. We will need to raise additional funding thereafter to execute our business plan. Until we have obtained additional information relating to the minerals contained in the Clifton Properties, we cannot forecast the amount of long term funding that we will require to execute our business plan. When additional cash needs arise, we anticipate raising additional funds by issuing equity or debt securities in exchange for cash. There can be no assurance, however, that we will be able to secure additional funds by the issuance of equity or debt securities or that such funding, if it can be obtained, will be available on favorable terms.

     We have not spent any funds on research and development during the past two fiscal years. We do not anticipate purchasing or selling any plant or other significant equipment. We do not anticipate the need to hire additional full- or part- time employees over the next 12 months, as the services provided by our officers and directors appear sufficient at this time. We believe that our operations are currently manageable by a few individuals.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Risk Factors

     The Company is subject to certain other risk factors due to its exploration stage status, the industry in which it competes and the nature of its operations. These risk factors include the following.

We have a history of losses and may not be profitable in the future.

     We have limited operations and have incurred a net loss of $827,456 for the year ended December 31, 2003 and a net loss of $126,950 for the three months ended March 31, 2004. We will not be profitable until and unless we begin mining and processing minerals from our properties and derive substantial revenues from sales of such processed minerals. We expect to continue to lose money until we are able to generate significant revenues. There is no assurance that we will be able to generate revenues in the future.

We do not have sufficient funds to execute our business plan.


     We believe that our current cash reserves will be sufficient to support a planned level of activity for the next twelve months. Thereafter, we will need to raise additional funding to execute our business plan. Until we have obtain additional information relating to the minerals contained in the Clifton Properties, we cannot forecast the amount of long term funding that we will require to execute our business plan. When additional cash needs arise, we anticipate raising additional funds by issuing equity or debt securities in exchange for cash. There can be no assurance, however, that we will be able to secure additional funds by the issuance of equity or debt securities or that such funding, if it can be obtained, will be available on favorable terms. Moreover, the Company's business plans may change or unforeseen events may occur which affect the amount of additional funds required by the Company. If additional funds are not obtained when required, the lack thereof may have a material adverse effect on the Company.

Our management lacks technical training for starting and operating a mine.

     Without training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.


Our management is involved with other business activities, which could reduce the time they allocate to our operations.

     Our operations depend substantially on the skills and experience of our officers and directors. We do not have employment agreements with any of our officers. Any of our officers or directors can leave at any time. Moreover, our officers and directors are each involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, one or more of these individuals may face a conflict in selecting between Clifton Mining Company and other business opportunities. Should the services of our present officers and directors become unavailable for any reason, our business could be adversely affected. There is

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

no assurance that we will be able to retain the existing working team or attract new officers and directors of the caliber and experience needed to achieve our objectives.

Environmental permitting may deplete our capital resources.


     Mining and/or processing activities on our property, should they occur, are subject to numerous permitting and environmental laws and regulations administered by active federal, state and local authorities, particularly the Utah Division of Oil, Gas & Mining and Tooele County, Utah. Although we believe that we have existing permits necessary to commence operations, we will be required to expand such permits in order to mine all of our properties. In order to obtain required expanded permits, it may be necessary to gather and analyze baseline data, complete environmental assessment or environmental impact statements with appropriate steps to mitigate potential adverse impacts and modify the proposed plans in order to accommodate environmental impacts, all of which may take an indeterminable amount of time and capital to complete. We may be unable to continue our operations if these tasks cause us to expend a greater amount of capital than we currently have and may be able to obtain.

Our business plan is dependent on silver and gold prices.

     Our business plan is dependent on silver and gold prices, which may fluctuate in the world commodity markets and are beyond our control or influence. A substantial reduction in the prices of silver or gold on the world commodity markets may impede our ability to execute on our business plan or to raise additional capital.

The imposition of an uninsured loss could cause us to cease conducting business.

     Precious metals exploration and mining (should that occur at some future date) involves hazards which include environmental damage and personal injury due to mining and the use of heavy equipment. These injuries could result in substantial losses and liabilities to third parties. We may not be able to insure against all losses and liabilities which may arise from all hazards because such insurance is unavailable, or if available, is at a price prohibitive to us for obtaining such insurance. The imposition of an uninsured loss could force us out of business. Because we have not been mining, we currently carry no insurance coverage relating to environmental or personal injury claims.


There can be no assurance of a liquid public market for our common stock.

     There can be no assurance as to the depth or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares. As a result, an investment in our common stock may not be totally liquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

Applicability of low priced stock risk disclosure requirements may adversely affect the prices at which our common stock trades.

     Our common stock may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customer, and provide monthly account statements to the customer. With these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

Item 3.  Description of Property

Description of Property

     General

     Our business offices are located at 80 West Canyon Crest Road, Alpine, Utah 84004. We rent our office space from American Silver LLC, a related party, on a month-to-month basis for approximately $1,000.00 per month. There are currently no proposed programs for the renovation, improvement or development of the leased space. We believe that this arrangement is suitable given the nature of our current operations, and believe that we will not need to lease additional administrative offices for at least the next 12 months.

     Clifton Property


     Location and Means of Access. The Clifton-Gold Hill Property lies within the Gold Hill Mining District in Tooele County, northwest Utah within the Deep Creek Mountains, approximately 190 miles (304 kilometers) west-southwest of Salt Lake City and 30 miles (48 kilometers) south of the town of Wendover on the Utah-Nevada border.

     The Clifton Property is best reached by taking Alternate 93A south from Wendover to the Ibapah Road, a distance of approximately 24.5 miles (39 kilometers). The Ibapah Road is a paved two-lane road that services the settlements of Ibapah and Goshute situated southwest of the property. Approximately 17 miles and 25 miles from the 93A-Ibapah intersection, two roads-the Gold Hill and Pony Express Canyon roads-turn off the Ibapah Road towards the settlements of Gold Hill and Callao. Both are well-groomed, all-weather gravel roads that provide good access to the Clifton Property from the north and south respectively.


     Numerous service roads and trails exist throughout the property area as a result of the many old mines and workings. All can be reached from the Gold Hill and Pony Express Canyon roads. Though unmaintained, the condition of the service roads and trails are generally good and negotiable by 4-wheel drive vehicle, providing year round access throughout the property area. Very few facilities are available at Gold Hill. The settlement has electrical power and water. A nearby local water source once provided water for the historical mill operations at Gold Hill and is, reportedly, able to provide enough water for the current 250 ton per day mill.


     Location of, and access to the Clifton Property.



     [OMITTED MAP OF CLIFTON PROPERTY]



     Description of Title. The Clifton Property consists of 38 patented and 68 unpatented (lode) mining claims and two State Mineral Leases totalling approximately 2,933 acres. We own 100% fee title to 38 patented claims, we pay

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

an annual maintenance fee of $125 to the Bureau of Land Management for the 68 lode claims and we pay an annual lease fees to the State of Utah on the State Mineral Leases. All of these mineral properties are subject to Dumont's rights, discussed below. The lode claims are federal mineral claims that are managed by the Bureau of Land Management and the State Mineral Leases are state mineral claims. The $125 annual maintenance fee per lode claims has been through the period ending on August 31, 2005. The lease arrangements with respect to the State Mineral Leases relating to approximately 412 acres expire in 2014 and the lease arrangements with respect to State Mineral Leases relating to approximately 533 acres expires in 2005, but we anticipate renewing this lease for an additional 10 year term beginning in 2005. There are no other underlying agreements or interests in the Clifton Property. Our mineral properties may be summarized as follows:

                              Property Breakdown
------------------------------------- -------------------------------------
             Nature of Claim                  Approximate Area (Acres)
------------------------------------- -------------------------------------
             Patented Claims                           628
               Lode Claims                           1,360
            State Lease Lands                          945
                                                    ------
                 Total:                              2,933
                                                    ======

     Previous Operations. Exploration and mining activities in the Gold Hill (of which the Clifton Property is a part) began in the mid 1800's Lead mineralization in the form of galena (a common lead sulfide) first attracted the attention travelers through the area prompting some to stay to prospect. Placer gold was first discovered in Gold Hill in 1858. A lead smelter was constructed at Clifton in 1872 and 1,500 tons of high-grade lead-silver ore was treated. The smelter was relocated to Gold Hill in 1874 and an additional 500 tons of lead-silver ore from the Western Utah Copper Company treated there. The mill was in operation for 23 months between 1892 and 1895. Some 3,000 residents lived in Gold Hill and Clifton at the time.

     Tungsten production in the district began in 1912 with commencement of operations at the Lucy L Mine. Approximately 500 tons of ore was produced from the mine. Significant amounts of gold and bismuth were also reportedly extracted. Tungsten was also produced from the Reaper and Yellow Hammer mines. Production began at the two mines in 1914 and 1917. Net receipts from ore production at the Reaper Mine indicate a total of $75,000 of tungsten was produced, $70,000 of which was produced during World War I. Production at the Yellow Hammer during is estimated to have been $25,000 to $45,000. The district remained largely dormant during the period following the Second World War to the mid-1970's primarily because the highly fragmented land tenure precluded any serious regional-scale study or exploration.

     Ongoing Work. The Company has not recently done any material exploration or development work on the Clifton Property. Rather, on December 9, 2002, the Company entered into a letter agreement with Dumont Nickel, Inc. ("Dumont") whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the "Special Project Area"). If Dumont earns a portion of the Clifton Property, then Dumont and Clifton will enter into a Joint Venture arrangement to explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work. To date Dumont has a total of approximately 33 square miles of contiguous mineral properties under active exploration, including approximately
4.5 square miles of Company Property.


     The Company has a processing mill, rolling stock and other miscellaneous equipment on the Clifton Property. The mill and rolling stock will be serviced prior to use in operating activities.


     Possible Mineralization. The Clifton Property is located within the Gold Hill Mining District in Tooele County, Utah. The district is situated in the east central part of the Great Basin section of the Basin and Range province.

     The Clifton Property area is underlain by Carboniferous limestone and shale units of the Ochre Mountain Limestone, Manning Canyon and Oquirrh Formations. Two large igneous plutons intrude the sediments: a Jurassic granodiorite and Oligocene quartz-monzonite in the northern part of the property.

     Economic mineralization exhibits a close spatial relation to the Jurassic granodiorite intrusive body, with known mineralized areas localized in fracture zones within the granodiorite or in the contact zone between the intrusive and carbonate strata of the Ochre Mountain Limestone and Oquirrh Formation. The close spatial relationships suggest the granodiorite was the source of metal-bearing hydrothermal fluids and economic mineralization in the property area is consequently purported to be Jurassic in age.

     Economic mineralization in the property area is manifested as contact-metasomatic deposits in and around limestone-granodiorite contacts (skarns), as fissure quartz-carbonate-adularia veins within the intrusive body itself, and as replacement deposits within both the limestone and intrusive. Together, these styles of mineralization are indicative of epithermal and related porphyry systems. The scarcity of volcanic material in the property area however precludes a high-level epithermal mineralizing system existing in the area but it is possible that a Cu-Au porphyry system formed in the area, at depth, possibly as a deeper part of a larger Jurassic granodiorite intrusive complex. Structurally, the Gold Hill area is well prepared. The deep-seated underlying Ochre Mountain Thrust and numerous Mesozoic crosscutting lowangle and high-angle faults would have allowed hydrothermal fluids emanating from the intrusive to migrate far from the intrusive and deep into the surrounding wall rock.


     It is believed that the regional structural and lithological setting of the area is favorable for a porphyry copper-gold system (and related skarns) proximal to the Jurassic granodiorite, and for sediment-hosted disseminated gold deposits distal to the granodiorite intrusive.

     Several historic mines and workings dating back to the late 1800's and early 1900's can be found within the Clifton Property and include the Cane Springs, Alvarado, Frankie mines as well as numerous smaller workings. These old mines and workings typically exploited mineralization that was readily identifiable by structure (veins) and/or visible minerals such as visible gold, sulphides (chalcopyrite, galena, sphalerite) and staining (malachite). The mining activities at the time were likely restricted to the higher-grade portions of mineralized zones and to relatively shallow depths (200-300 feet), leaving the possibility that significant portions of mineralized zones still exist.


Investment Policies

     Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 20, 2004, for: (i) each person who is known by us to beneficially own more than five percent of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all directors and executive officers as a group. On August 20, 2004 the Company had 45,846,558 shares of common stock outstanding. To the knowledge of the Company, no shareholder beneficially owns 5% or more of the capital stock.

                                            Name and Address                         Amount and Nature of
   Title of Class                        of Beneficial Owner(1)                      Beneficial Owner(2)    % of Class
---------------------- ------------------------------------------------------------ ----------------------- -----------
Common Stock           William D. Moeller, Director(3)                                    1,027,275               2.2%
Common Stock           Kenneth S. Friedman, President and Director(4)                       819,000               1.8%
Common Stock           Keith W. Moeller, Vice-President and Director(5)                   1,681,775               3.7%

                                       12

Common Stock           Scott S. Moeller, Vice-President, Secretary, Treasurer and         1,025,000               2.2%
                       Director(6)
Common Stock           Murray Nye, Director(7)                                              475,000               1.0%
Common Stock           Harold Gunsinger, Director(8)                                        425,000                *
---------------------- ------------------------------------------------------------ ----------------------- -----------

                       Officers and Directors as a Group                                  5,453,050              10.9%
                                                                                    ----------------------- -----------

* Less than 1%

Footnotes:
(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 602,275 shares of common stock and options that are immediately exercisable for 425,000 shares of common stock.
(4) Includes 349,000 shares of common stock, warrants that are immediately exercisable for 45,000 shares of common stock and options that are immediately exercisable for 425,000 shares of common stock.
(5) Includes 1,306,775 shares of common stock and options that are immediately exercisable for 375,000 shares of common stock.
(6) Includes 600,000 shares of common stock and options that are immediately exercisable for 425,000 shares of common stock.
(7) Includes 50,000 shares of common stock and options that are immediately exercisable for 425,000 shares of common stock.
(8) Includes options that are immediately exercisable for 425,000 shares of common stock.

Change in Control

     We are aware of no arrangements that may result in a change in control of the Company.

Item 5.  Directors and Executive Officers, Promoters and Control Persons


     Set forth below is certain information concerning each of our directors and executive officers as of August 20, 2004.


                                                                      WITH THE
          NAME         AGE           POSITION                      COMPANY SINCE
-------------------- -------- ------------------------------------ -------------
William D. Moeller     67     CEO and Director                        1993

Kenneth S. Friedman    61     President and Director                  1994

Keith W. Moeller       44     Vice-President and Director             1993

Scott S. Moeller       40     Vice-President, Secretary, Treasurer
                              and Director                            1993

Murray Nye             51     Director                                1996

Harold Gunsinger       65     Director                                1996

Robert J. Holladay     56     Vice-President of Operations            1993

Directors, Executive Officers and Significant Employees

     Set forth below are summary descriptions containing the name of our directors and officers, all positions and offices held with us, the period during which such officer or director has served as such, and the business and educational experience of each during at least the last five years:


     William D. Moeller is Chairman of the Board and has been since 1993. His term as director expires at the 2005 annual meeting of shareholders. Mr. Moeller is currently principally employed as the President of American Silver LLC, doing business as American Biotech Labs, and has been in that position since 1998. Mr. Moeller spends a majority of his business time working for American Silver LLC. During the past year Mr. Moeller spent approximately ten percent of his business time working on Company related matters.

     Kenneth S. Friedman is the President and a director. His term as a director expires at the 2007 annual meeting of shareholders. Mr. Friedman was principally employed as the CEO of Strathmore Minerals from 1996 to 2002. Since leaving Strathmore Minerals, Mr. Friedman has been principally employed as the president of the Company. In 1991 and 1992, Mr. Friedman served as director of research at Dickinson & Co., a regional Midwestern broker-dealer, and earlier in 1991, as a natural resources analyst for Kemper Financial. In 1990, he was a metals and mining analyst for Boettcher & Co. From 1983 through 1990, Mr. Friedman served as Vice President of Norstar Investment Advisory Services, Inc, which acted as a money manager. Mr. Friedman also serves as a director of Northfield Minerals, Inc., Eloro Minerals and Strathmore Resources. During the last year Mr. Friedman spent approximately eighty percent of his business time working on Company related matters.

     Keith W. Moeller is a Vice-President and a director. His term as a director expires at the 2006 annual meeting of shareholders. Mr. Moeller is currently and for the past five years has been principally employed as the Vice-President of Marketing for American Silver LLC, doing business as American Biotech Labs.. Mr. Moeller spends approximately 70% of his business time working for American Silver LLC. During the last year Mr. Moeller spent approximately thirty percent of his business time working on Company related matters.

     Scott S. Moeller is a Vice-President, Secretary, Treasurer and director. His term as a director expires at the 2007 annual meeting of shareholders. Mr. Moeller has been principally employed over the past five years as the Vice-President of Finance and a director of American Silver LLC, doing business as American Biotech Labs. Mr. Moeller spends approximately 70% of his business time working for American Silver LLC. . During the last year Mr. Moeller spent approximately thirty percent of his business time working on Company related matters.


     Murray Nye is a director. His term as a director expires at the 2005 annual meeting of shareholders. Mr Nye has been principally employed since 1993 as a consultant for Venbanc Investment & Management Group, Inc. Mr. Nye was the president of Kirriemuir Oil & Gas Ltd., now W.W.B. Oil & Gas Ltd., from 1992 to 1994. Mr. Nye has also acted as Chairman of the Board and Chief Executive Officer of American Telesource International Inc., from 1994 to present and as a director of Penstar Wirecom Inc., from April, 1995 to June, 1996. Mr. Nye is a director of American Telesource and ATSI Communications.

     Harold Gunsinger is a director. His term as a director expires at the 2006 annual meeting of shareholders. Mr. Gunsinger has been retired and, as a result, has not been employed on a full time basis during the past five years. Mr.

Gunsinger was the Projects Manager of Patrick Harrison Company Ltd. a private mining company, from January 1985 to November 1993. Thereafter, Mr. Gunsinger acted as the General Manager of Operations of Patrick Harrison Constructors Inc., a private construction business involved in the mining industry from January 1994 to February 1996, and then occupied the position of President of that company.


     Robert J. Holladay is the Vice-President, Operations. Mr. Holladay has a B.S. in Chemistry and an MBA and has worked in the mining industry for over 27 years. For the past five years Mr. Holladay has been principally employed as the Vice-President of Quality Control and a director of American Silver LLC, doing business as American Biotech Labs and as a managing Partner of Resource Recycling, LC. He worked for American Consolidated Managment Group, Inc. for 17 years, serving both as a Vice-President and a director. Mr. Holladay spends most of his business time working for American Silver LLC.



     Our executive officers are elected by the Board on an annual basis and serve at the discretion of the Board.

Family Relationships

     William Moeller is the father to Keith Moeller and to Scott Moeller.

Legal Proceedings

     The executive officers and directors of the Company have not been involved in any legal proceedings which occurred within the last five years of any type as described in Regulation S-B.

Audit Committee Financial Expert

     The Company currently does not have an audit committee. The entire Board functions as the audit committee. Mr. Scott Moeller serves as our financial expert on the Board. Mr. Scott Moeller also services as an officer of the Company and he is not independent.

Item 6. Executive Compensation

Remuneration of Directors, Executive Officers and Significant Employees

     Summary Compensation Table. The following table provides certain information regarding compensation paid by the company to the Named Executive Officers. No officer or director of the Company received annual salary and bonus in excess of $100,000 during any of the last three fiscal years.

                                              Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------

                                Annual Compensation                         Long-Term Compensation
                            ----------------------------             -------------------------------------
                                                                              Awards             Payouts
                                                                     -------------------------- ----------
                                                           Other
                                                           Annual     Restricted   Securities     LTIP      All Other
         Name and            Year    Salary    Bonus     Compensation  Stock      Underlying    Payouts   Compensation
    Principal Position                 ($)       ($)        ($)       Awards ($)   Options (#)    ($)         ($)
    Kenneth Friedman,
      President (1)          2001       0         0          0            0         100,000         0          0
                             2002     42,500      0          0            0         100,000         0          0
                             2003     65,000      0          0            0         150,000         0          0

------------------
(1) Mr. Friedman began receiving a salary in May 2002.

Option Grants in Fiscal Year 2003

     The following table sets forth certain information with respect to stock options grants during the year ended December 31, 2003 to Named Executive Officer.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                (Individual Grants)

                                 Number of        Percent of Total
                                Securities           Options/SAR
                                Underlying           Granted to
                                Options/SAR         Employees in       Exercise or Base
            Name              Granted (#) (1)        Fiscal Year        Price ($/Share)    Expiration Date
            ----              ---------------        -----------        ---------------    ---------------
   Kenneth Friedman               150,000                16%                 $1.32             12/2008

-----------------
(1)      These options were granted pursuant to our 2004 Stock Option Plan.

Directors' Compensation

     No cash fees or other consideration were paid to our directors for service on the Board during 2003. We did not provide cash compensation to directors in 2003. In December 2003, we granted stock options, that are immediately vested to our directors as compensation for service on the Board as compensation for service on the Board during 2003 and 2004. We have made no other agreements regarding compensation of directors. All directors are entitled to reimbursement for reasonable out-of-pocket travel related expenses incurred in the performance of their duties as Board members.

Employment Contracts and Officers' Compensation

     We do not have employment agreements with any of our officers, directors of employees. Mr. Friedman is paid an annual salary of $65,000. Mr. Friedman's employment with the Company may be terminated by Mr. Friedman or the Company at any time. The Company also compensates the its other officers, who each work for the Company on an at will basis.

Stock Option Plan And Other Long-term Incentive Plan


     In December 2003, our shareholders approved the adoption of the Clifton Mining Company 2004 Stock Option Plan (the "2004 Option Plan"). The 2004 Option Plan permits us to grant "non-qualified stock options" and "incentive stock options" to acquire our common stock. The total number of shares authorized for the 2004 Option Plan may be allocated by the Board between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the Option Plan may not be less than the fair market value of a share of common stock on the date on which the option is granted. A total of 7,000,000 shares are allocated to the 2004 Option Plan. As of August 20, 2004, options to acquire an aggregate of 924,000 shares of common stock at an exercise price of $1.32 were outstanding under the 2004 Option Plan.

     We have also issued stock options under stock options plans that preceded the 2004 Option Plan ("Prior Plans"). As of August 20, 2004, options to acquire an aggregate of 1,650,000 shares of common stock at exercise prices ranging from $.07 to $.11 were outstanding under Prior Plans.


Item 7. Certain Relationships and Related Transactions


     On December 9, 2002, Clifton and WMC (a majority owned subsidiary of Clifton) entered into a letter agreement with Dumont Nickel, Inc. ("Dumont") whereby Dumont was given the option to explore the Clifton Property in consideration for $10,000 and 100,000 shares of Dumont common stock. Dumont may exercise this option by performing certain data and feasibility studies with respect to the Clifton Property and incurring certain minimum annual expenditures toward exploration work at the Clifton Property. If Dumont completes the feasibility study, Dumont will be entitled to between 50% and 60% of the Clifton Property that hosts a mineral deposit as per the feasibility study (the "Special Project Area"). If Dumont earns a portion of the Clifton

Property, then Dumont and Clifton will enter into a Joint Venture arrangement to further explore the Special Project Area. Dumont has no obligation to exercise this option or to complete any future work.


Item 8. Description of Securities


     Our authorized capital stock consists of 70,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 251,918 have been designated as 1993 Series Preferred A Stock. As of August 20, 2004, we had 45,846,558 shares of common stock outstanding and 188,584 shares of 1993 Series Preferred A Stock (the "1993 Preferred") outstanding. The following description of the securities is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and the provisions of the Utah Revised Business Corporations Act, the Company's Stock Option Plan and the related stock option grants and the Warrant Agreements.


Common Stock


     At August 20, 2004, the Company had 45,846,558 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential dividend rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets of the Company legally available, subject to the rights of any outstanding preferred stock or other rights including any preemptive, subscription, redemption or conversion rights. Holders of common stock have no cumulative voting rights and no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the 1993 Preferred and any series of preferred stock which the Company may designate and issue in the future.


Blank Check Preferred Stock

     The Company's Board is empowered, without further action by shareholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of the Company that some stockholders may believe is not in their interest.

1993 Series Preferred A Stock


     As of August 20, 2004, 251,918 shares of the Company's preferred stock had been designated as 1993 Preferred and 188,584 shares were outstanding which were held by twelve shareholders of record. A summary of the rights, privileges and preferences of the 1993 Preferred are set forth below:


     Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company, the holders of the 1993 Preferred are entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $3.00 per share plus all unpaid dividends, whether or not previously declared plus accrued thereon to the date of final distribution. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Company by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company unless each holder of any 1993 Preferred shall have received all amounts to which such holder is entitled. If the Company does not have sufficient funds to pay the liquidating distribution to which the 1993 Preferred are entitled, then the holders of the 1933 Preferred will share pro rata in the funds available of distribution to the 1933 Preferred holders determined on the basis of the number of shares of 1993 Preferred held by each holder reflected on the stock records and the total number of shares of 1993 Preferred outstanding.

     Voting Rights. The 1993 Preferred is voted with the common stock of the Company as a single class and is not entitled to vote as a separate class, except to the extent that the consent of the holders of the 1993 Preferred, voting as a class, is specifically required by the provisions of the corporation laws of the state of Utah, as now existing or as hereafter amended. Each holder of 1993 Preferred is entitled to such number of votes in respect of each share of such stock held by him or her that would be appurtenant to the common stock issuable upon conversion in respect of such stock.

     Dividends. Dividends may be paid on the outstanding shares of common and 1993 Preferred as and when declared by the Board, out of funds legally available therefor. For purposes of the declaration and payment of dividends, the common stock and the 1993 Preferred shall be treated together as a single class.

     Conversion. Subject to adjustment upon the happening of certain events, the 1933 Preferred is convertible into common stock on a one-for-one basis. The 1993 Preferred may be converted at the option of the holder at any time. The 1993 Preferred is automatically convertible into common stock upon the happening of any of the following events: (1) the date of effectiveness of a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") or any successor statute, which covers the resale of common stock issuable on the conversion of the 1993 Preferred, (2) the date of effectiveness of a registration statement under the Securities Act, for a firmly underwritten offering of common stock which will provide gross proceeds to the Company of $5,000,000 or more, (3) the date on which the Company has received gross proceeds of at least $5,000,000 pursuant to a best-efforts offering of common stock which was registered pursuant to the Securities Act, or (4) the date on which the Board causes a notice to be sent, by first class mail to the latest known address as shown on the Company's records, to the holders of 1993 Preferred which accurately states that: (a) the Company has successfully completed two consecutive fiscal years in which it has shown in each year a net profit before taxes (excluding nonrecurring and extraordinary items), (b) such net profit is shown on the Company's regular books and records of account and
(c) the aggregate amount of the two-year period net profit equals or exceeds $5,000,000.

     Redemption. Shares of 1993 Preferred is subject to redemption by the Company at any time after July 31, 1996 pursuant to written notice of redemption given to the holders of the 1993 Preferred specifying the date on which the 1993 Preferred shall be redeemed (the "Redemption Date"). Subsequent to notice of redemption and prior to the Redemption Date, shares of 1993 Preferred may still be converted to common stock as described above. The Company may redeem a portion or all of the issued and outstanding shares of 1993 Preferred; provided, that in the event that less than all of the outstanding shares of 1993 Preferred is redeemed, such redemption shall be pro rata determined on the basis of the number of shares of 1993 Preferred held by each holder reflected on the stock records and the total number of shares of 1993 Preferred outstanding. The redemption price for each share of 1993 Preferred is $5.00 plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date,

Warrants

     The Company has outstanding Warrants that are exercisable for 1,545,000 shares of common stock. Warrants exercisable for 800,000 shares of common stock are exercisable for $.28 per share and expire in October 2004. Warrants exercisable for the remaining 745,000 shares of common stock are exercisable for $4.00 per share and expire in April 2006. The warrants are exercised by surrendering to the Company a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to the Company the exercise price per share in cash or check payable to the Company. Stock certificates with respect to shares purchased through the exercise of warrants will be issued as soon thereafter as practicable.

     The warrants do not confer voting, dividend, liquidation, or preemptive rights, or any other rights of shareholders of the Company. The exercise price of the warrants may be adjusted downward at any time in the sole discretion of the Board.

Options

     In December 2003, our Board approved the adoption of the 2004 Option Plan and the Company's shareholders subsequently ratified the adoption of the plan. The 2004 Option Plan permits us to grant "non-qualified stock options" and "incentive stock options" to acquire our common stock. The total number of shares authorized for the 2004 Option Plan may be allocated by the Board between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the Option Plan may not be less than the fair market value of a share of common stock on the date on which the option is granted. A total of 7,000,000 shares are allocated to the 2004 Option Plan. As of August 20, 2004, options to acquire an aggregate of 924,000 shares of common stock at an exercise price of $1.32 were outstanding under the 2004 Option Plan. In addition, options exercisable for an additional 1,650,000 shares of common stock at exercise prices between $.07 and $.11 under option plans that pre-dated the 2004 Option Plan were also outstanding.

                                     Part II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

Dividend Policy

     To date, we have not paid dividends on our common stock. The payment of dividends on the common stock, if any, is at the discretion of the Board and will depend upon our earnings, if any, our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends in the foreseeable future, but instead intend to retain all earnings, if any, for use in our operations.

Share Price History

     Our common stock is traded in the NASD Over-the-Counter market in what is sometimes referred to as the "Pink Sheets" under the trading symbol "CFTN.PK" The following table sets forth the high and low bid information of our common stock for the periods indicated. The price information contained in the table was obtained from Yahoo. Note that the over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and that the quotations may not necessarily represent actual transactions in the common stock.

    Quarter Ended                                     High              Low
    -------------                                     ----              ---
    2002
    ----
    March 31..............................            $0.29            $0.08
    June 30...............................            $0.56            $0.20
    September 30..........................            $0.49            $0.26
    December 31...........................            $0.39            $0.20

    2003
    ----
    March 31..............................            $0.41            $0.22
    June 30...............................            $0.37            $0.17
    September 30..........................            $0.41            $0.24
    December 31...........................            $1.55            $0.34


    2004
    ----
    March 31..............................            $2.50            $1.41
    June 30 ..............................            $2.00            $0.85
    September 30, (through August 20).....            $1.24            $0.91



Holders of Record


     At August 24, 2004, there were approximately 216 holders of record of our common stock. The number of holders of record was calculated by reference to our stock transfer agent's books.


Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth certain information with respect to equity securities of the Company that are authorized for issuance as of the year ended December 31, 2003.

                                           Equity Compensation Plan Information

                              Number of securities to       Weighted average
                              be issued upon exercise       exercise price of        Number of securities
                              of outstanding options,     outstanding options,      remaining available for
                              warrants and rights (1)    warrants and rights (1)      future issuance (1)
                              -----------------------    -----------------------      -------------------
Equity compensation plans
   approved by security
   holders                           2,574,000                    $.53                     6,076,000

                                       20

Equity compensation plans
   not approved by
   security holders                    800,000                    $.28                             0
                             -------------------------- -------------------------- --------------------------
Total                                3,374,000                    $.47                     6,076,000

-------------------
(1) All of the securities referenced in the table are shares of our common stock. The table includes the Clifton Mining Company 2004 Stock Option Plan which was approved by the Board prior to December 31, 2003, but was not approved by shareholders until after that date.

Item 2.  Legal Proceedings

     We are not currently involved in any legal proceedings nor do we have any knowledge of any threatened litigation.

Item 3.  Changes in and Disagreements with Accountants

     The Company is not aware, and has not been advised by its auditors, of any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Item 4.  Recent Sale of Unregistered Securities

     In March 2001, the Company received gross proceeds of $174,950 through the private offer and sale of 2,499,286 shares of common stock to a limited number of investors in a private transaction. In connection therewith, the Company paid a finder's fee to a non-affiliated finder in the amount of $300. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

     From January through December of 2002, the Company received gross proceeds of $999,939 through the offer and sale of 4,947,794 shares of common stock to a limited number of investors in a number of transactions. In connection therewith, the Company paid finders' fees to a non-affiliated finders in the amount of $17,100. The Company claimed an exemption for offer and sale of the securities pursuant to Rule 504 of Regulations D as promulgated under the Securities Act of 1933.

     In March and October of 2002, the Company paid employees and consultants compensation for services rendered in the form of 3,420,000 shares of the Company's common stock. The Company paid no finders' fees or commissions in connection with these transactions. The Company claimed an exemption for offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

     In March and April 2002, the Company received gross proceeds of $27,000 through the private offer and sale of 297,102 shares of common stock to a limited number of investors in a private transaction. In connection therewith, the Company paid a finders' fee to a non-affiliated finder in the form of 27,750 shares of the Company's common stock. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

     In March, April and December of 2002, the Company received gross proceeds of $163,045.75 in consideration for the issuance of 1,387,144 shares of common stock issued in connection with the exercise of outstanding warrants. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

     In December 2002, the Company issued 50,000 shares of common stock in consideration for $5,000 that was paid in connection with the exercise of incentive stock options by an employee. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

     From February through November of 2003, the Company received gross proceeds of $955,685 through the offer and sale of 2,810,612 shares of common stock to a limited number of investors in a number of transactions. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 504 of Regulations D as promulgated under the Securities Act of 1933.

     In February, April, May and June of 2003, the Company received gross proceeds of $31,125 through the private offer and sale of 190,606 shares of common stock to a limited number of investors in a private transaction. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

     In March and December of 2003, the Company received gross proceeds of $414,935.74 in consideration for the issuance of 2,499,286 shares of common stock issued in connection with the exercise of outstanding warrants. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933.

     In November and December of 2003, the Company issued 295,000 shares of common stock in consideration for $57,500 that was paid connection with the exercise of incentive stock options by employees. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 701 as promulgated under the Securities Act of 1933.

     In January 2004, the Company received gross proceeds of $43,750 through the offer and sale of 25,000 shares of common stock to a limited number of investors in a number of transactions. The Company claimed an exemption for the offer and sale of the securities pursuant to Rule 504 of Regulations D as promulgated under the Securities Act of 1933.

     In February and April of 2004, the Company received gross proceeds of $1,345,950 through the private offer and sale of 935,041 shares of common stock to a limited number of investors in a private transaction. The Company claimed an exemption for the offer and sale of the securities under Sections 4(2) and 4(6) of the Securities Act of 1933 and pursuant to Rule 506 of Regulations D as promulgated under the Securities Act of 1933

Item 5.  Indemnification of Directors and Officers

     As permitted by the provisions of the Utah Revised Business Corporation Act, we have the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Pursuant to the Utah Act, our Board may indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to pay the advance if it is ultimately determined that they did not meet such standard of conduct.

                                    Part F/S
         See page F-1 hereto.

                                    Part III

Item 1. Index to Exhibits


         2.1            Articles of Restatement of the Articles of Incorporation

         2.2            Bylaws

         3.1            Form of Common Stock Certificate

         3.2            Clifton Mining Company 2004 Stock Option Plan

         6.1 Letter Agreement by and between Dumont Nickel Inc. and the Company, dated December 6, 2002

         6.2 Contract by and between the Company and Compania Minera La Trinidad, S.A., dated February 20, 2004

         6.3 Contract by and between the Company, Transworld Exploration, S.A. and Banco Panamericano, S.A., dated February 20, 2004

         6.4 Stock Purchase and Net Profits Interest Agreement, dated November 20, 1995

         6.5            Net Profits Interest Agreement and Consent, dated
                        November 20, 1995

Item 2. Description of Exhibits

     EXHIBIT NO.                      DESCRIPTION OF EXHIBIT

         2.1 Articles of Restatement of the Articles of Incorporation (Incorporated by reference to Exhibit 2.1 to the Company's Form 10-SB, filed on June 28, 2004).

         2.2 Bylaws (Incorporated by reference to Exhibit 2.2 to the Company's Form 10-SB, filed on June 28, 2004).

         3.1      Form of Common Stock Certificate (Incorporated by reference to
                  Exhibit 3.1 to the Company's Form 10-SB, filed on June 28,
                  2004).

         3.2 Clifton Mining Company 2004 Stock Option Plan (Incorporated by reference to Exhibit 3.2 to the Company's Form 10-SB, filed on June 28, 2004).

         6.1 Letter Agreement by and between Dumont Nickel Inc. and the Company, dated December 6, 2002 (Incorporated by reference to
                  Exhibit 6.1 to the Company's Form 10-SB, filed on June 28,
                  2004).

         6.2 Contract by and between the Company and Compania Minera La Trinidad, S.A., dated February 20, 2004 (Incorporated by reference to Exhibit 6.2 to the Company's Form 10-SB, filed on June 28, 2004).

         6.3 Contract by and between the Company, Transworld Exploration, S.A. and Banco Panamericano, S.A., dated February 20, 2004 (Incorporated by reference to Exhibit 6.3 to the Company's Form 10-SB, filed on June 28, 2004).

         6.4 Stock Purchase and Net Profits Interest Agreement, dated November 20, 1995 Incorporated by reference to Exhibit 6.4 to the Company's Form 10-SB, filed on June 28, 2004).

         6.5 Net Profits Interest Agreement and Consent, dated November 20, 1995 (Incorporated by reference to Exhibit 6.5 to the Company's Form 10-SB, filed on June 28, 2004).

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                CLIFTON MINING COMPANY
                                                (Registrant)


Date: August 24, 2004                           By /s/ Kenneth S. Friedman
                                                  ------------------------------
                                                  Kenneth S. Friedman
                                                  President

                             Clifton Mining Company
                        Index to the Financial Statements
                           December 31, 2003 and 2002




                                                                         Page

Independent Auditors' Report                                              F-1

Financial Statements for Year Ended December 31, 2003

         Consolidated Balance Sheet                                       F-2

         Consolidated Statements of Operations and Retained Deficit       F-3

         Consolidated Statements of Cash Flows                            F-4

         Notes to the Consolidated Financial Statements                   F-6

Quarter Ended March 31, 2004 (unaudited)

         Consolidated Balance Sheet                                      F-17

         Consolidated Statements of Operations and Retained Deficit      F-18

         Consolidated Statements of Cash Flows                           F-19

         Notes to the Consolidated Financial Statements                  F-20

To the Board of Directors and Shareholders of Clifton Mining Company

We have audited the accompanying consolidated balance sheet of Clifton Mining Company as of December 31, 2003 and the related consolidated statements of operations and retained deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Mining Company as of December 31, 2003 and the consolidated results of their operations and cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.


                 /S/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
March 17, 2004

                                                     Clifton Mining Company
                                                   Consolidated Balance Sheet


                  Assets
   Current Assets
            Cash                                                                                               $       680,076
            Prepaid consulting fees                                                                                    146,063
                                                                                                               ---------------
                 Total Current Assets                                                                                  826,139

   Other Assets                                                                                                         57,625

   Mining Properties (Note 4)                                                                                        3,423,889

   Equipment, net of accumulated depreciation  (Note 5)                                                                 64,195
                                                                                                               ---------------
                 Total Assets                                                                                  $     4,371,848
                                                                                                               ===============

--------------------------------------------------------------------------------------------------------------------------------

                 Liabilities and Stockholders' Equity

   Current Liabilities
            Accounts payable and accrued liabilities (Note 6)                                                          505,634
            Notes payable (Note 7)                                                                                     550,918
                                                                                                               ---------------
                 Total Current Liabilities                                                                           1,056,552

   Minority Interest                                                                                                    33,414
                                                                                                               ---------------
                                                                                                                     1,089,966
                 Stockholders' Equity

   Capital Stock (Note 8)                                                                                            9,238,542
   Retained Deficit                                                                                                 (5,956,660)
                                                                                                               ---------------
                 Total Stockholders' Equity                                                                          3,281,882
                                                                                                               ---------------
                 Total Liabilities and Stockholders' Equity                                                    $     4,371,848
                                                                                                               ===============


See notes to consolidated financial statements.                                                                                F-2

                                               Clifton Mining Company
                           Consolidated Statements of Operations and Retained Deficit


                                                                                                 Year Ended December 31,
                                                                                          ------------------------------------
                                                                                                2003                 2002
                                                                                          ---------------      ---------------
Expenses
   Interest and bank charges                                                              $       257,256      $       275,352
   Salaries and employee benefits                                                                 257,233              275,429
   Depreciation                                                                                    19,328               23,293
   Professional fees                                                                              224,006               78,069
   Property taxes                                                                                  11,964               12,661
   Claim taxes and filing fees                                                                      8,624                9,031
   Transfer agent fees                                                                             10,081               11,289
   Rent                                                                                                 -                5,625
   Office                                                                                          22,736               18,890
   Advertising and promotion                                                                        5,751               23,743
   Travel                                                                                          18,256                9,990
                                                                                          ---------------      ---------------
     Loss From Operations                                                                        (835,235)            (743,372)

Other Income (Loss)
   Recovery (Loss) in equity of long term investment (Note 3)                                           -                    -
   Interest income                                                                                  2,998                1,527
   Other income                                                                                     5,184               12,026
   Loss on sale of property and equipment                                                            (861)                 (83)
                                                                                          ---------------      ---------------
     Total Other Income (Loss)                                                                      7,321               13,470

Net Loss Before Minority Interest                                                                (827,914)            (729,902)

Minority Interest                                                                                     458                  669
                                                                                          ---------------      ---------------
Net Loss                                                                                         (827,456)            (729,233)

Deficit, Beginning of Year                                                                     (5,129,204)          (4,399,971)
                                                                                          ---------------      ---------------
Deficit, End of Year                                                                           (5,956,660)          (5,129,204)
                                                                                          ===============      ===============

Earnings per share - basic and fully diluted                                              $         (0.02)     $         (0.02)
                                                                                          ===============      ===============

Weighted average number of common shares outstanding
  during the year - basic and fully diluted                                                    41,585,000           34,883,000
                                                                                          ===============      ===============


See notes to consolidated financial statements.                                                                                F-3

                                                     Clifton Mining Company
                                              Consolidated Statements of Cash Flows

                                                                                                 Year Ended December 31,
                                                                                           -----------------------------------
                                                                                                2003                  2002
                                                                                           --------------       --------------
Cash Flows From Operating Activities:
   Net Loss                                                                                $     (827,456)      $     (729,233)
   Adjustments to reconcile net loss to net cash used by operating activities
     Depreciation                                                                                  19,328               23,293
     Loss on sale of plant and equipment                                                              861                   83
     Minority interest                                                                               (458)                (669)
     Common stock based compensation                                                                    -               61,600
     Warrants issued for consulting fees                                                                -               38,437
                                                                                           --------------       --------------
                                                                                                 (807,725)            (606,489)
Decreases (Increases) in Assets
   Prepaid and other assets                                                                       184,500              (38,800)

Decreases in Liabilities
   Accounts payable and accrued expenses                                                         (170,183)            (639,591)
                                                                                           --------------       --------------

   Net cash used in operating activities                                                         (793,408)          (1,284,880)
                                                                                           --------------       --------------
Cash Flows From Investing Activities:
   (Increase) decrease in receivable from related party                                            25,500              (25,500)
   Purchase of plant and equipment                                                                 (4,622)              (8,948)
                                                                                           --------------       --------------

     Net Cash (Used) Provided by Investing Activities                                              20,878              (34,448)
                                                                                           --------------       --------------

Cash Flows From Financing Activities:
   Issuance of capital stock                                                                    1,441,851            1,436,358
   Repayment of notes payable                                                                     (20,000)             (86,718)
                                                                                           --------------       --------------

     Net Cash Provided by Financing Activities                                                  1,421,851            1,349,640
                                                                                           --------------       --------------

Net Increase (Decrease) in Cash                                                                   649,321               30,312

Cash, Beginning of Year                                                                            30,755                  443
                                                                                           --------------       --------------
Cash, End of Year                                                                          $      680,076       $       30,755
                                                                                           ==============       ==============

----------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION
   Interest paid                                                                           $      330,627       $      232,062
                                                                                           ==============       ==============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     In 2002 and 2003, the Company settled a related party debt in exchange for various property and equipment.

          Fair market value of assets received                                             $      111,808
          Related party debt released                                                             (93,808)
          Liabilities assumed                                                                     (18,000)
                                                                                           --------------
            Net                                                                            $            -
                                                                                           ==============

See notes to consolidated financial statements.                                                                                 F-4

                             Clifton Mining Company
                      Consolidated Statements of Cash Flows


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES (Continued)

     In 2002, the Company issued 200,000 shares of common stock for exploration services rendered. The exploration services were recorded at the fair market value at the date of issuance $0.28 per share and were required to place various property and equipment in service.


          Fair market value of shares issued                                               $      (56,000)
          Capitalized cost of services rendered                                                    56,000
                                                                                           --------------
                                                                                           $            -
                                                                                           ==============
     In 2002, the Company issued 1,800,000 warrants for consulting services.

          Fair market value of warrants issued                                             $      369,000
          Compensation cost recorded in 2002                                                      (38,437)
          Compensation cost recorded in 2003                                                     (184,500)
          Prepaid consulting fees recorded in 2003                                               (146,063)
                                                                                           --------------
                                                                                           $            -
                                                                                           ==============

See notes to consolidated financial statements.                                                                                 F-5

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Organization
         ----------------------

              Clifton Mining Company (the Company), was incorporated on June 8, 1993 under the laws of the State of Utah. The Company is primarily engaged in acquiring and exploring mining claims, with the intent to either bring the claims into operations, joint venture with other companies to bring the claims into operations, or sell the claims at an appreciated value. The recoverability of amounts shown for mineral properties and related deferred costs is dependent upon the discovery of economically recoverable reserves, the ability of the company to obtain necessary financing to complete the exploration, and future profitable production or proceeds from the disposition thereof.


         Principles of Consolidation
         ---------------------------
              The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include the accounts of its 58% owned subsidiary, Woodman Mining Company.

         Cash Equivalents
         ----------------
              For purposes of the statements of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.

         Long Term Investments
         ---------------------
              The Company accounts for its investments in companies subject to significant influence using the equity method. Under the equity method, the pro-rata share of the investee's earnings is recorded as income and added to the carrying value of the investment shown on the balance sheet. Dividends received are considered as a return of capital and are accordingly deducted from the carrying value of the investment.

         Depreciation
         ------------
              Equipment is recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets over periods ranging from three to twenty years. Expenditures for maintenance and repairs which do not extend the useful lives of the related assets are expensed as incurred.

         Securities Issued for Services
         ------------------------------
              The Company accounts for stock issued for services under the intrinsic value method. For stock issued for services, the fair market value of the Company's stock on the date of stock issuance is used. The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable.


         Exploration Properties
         ----------------------

              Acquisition costs of mining properties together with direct exploration and development expenditures thereon are deferred in the accounts. When production is attained, these costs are depleted using the unit of production method based upon estimated proven recoverable reserves. When deferred expenditures on individual properties exceed their estimated net realizable value, the properties are written down to the estimated value. Costs relating to properties abandoned are written-off when the decision to abandon is made.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


         Exploration Properties (continued)
         ----------------------------------

              Costs include the cash consideration and the fair market value of shares issued for the acquisition of mineral properties.


              The Company is in the process of exploring its mineral properties and has not yet determined the amount of reserves available. Senior management regularly reviews the carrying amount of mineral properties and deferred exploration costs to assess whether there has been any impairment in value.


         Future Site Restoration Costs
         -----------------------------
              Current expenditures relating to ongoing environmental regulatory requirements and reclamation programs are charged against operations as incurred. Estimated future reclamation costs, including site restoration, will be charged against earnings using the unit of production method over the estimated life of any future producing mines. Accrued reclamation costs are subject to review by management on a regular basis and are revised when appropriate for changes in future estimated costs and/or regulatory requirements.

              As all properties are in the exploration stage and not the development stage, no reclamation costs can be reasonably estimated or provided at this time.

         Advertising Costs
         -----------------
              Advertising costs are charged to general and administrative expenses when incurred.

         Income Taxes
         ------------
              Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.

         Use of Estimates
         ----------------

              The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates used by management in preparing the accompanying financial statements include estimates of future mineral prices, exchange rates and recoverable reserves for assessing the carrying value of exploration properties and fixed assets. Actual results could differ from those estimates.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Earnings Per Share
         ------------------
              Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, "Earnings Per Share". Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised resulting in the issuance of common stock of the Company. For all periods presented the common stock equivalents were not included in computing diluted earnings per share since their effects would be antidilutive.

NOTE 2 - CONCENTRATION OF CREDIT RISK

         At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

NOTE 3 - LONG TERM INVESTMENT

         The Company owns an approximately 28.5% interest in American Silver LLC, a Utah company. American Silver manufactures and distributes a silver supplement used as an alternative to antibiotics. The investment is accounted for using the equity method of accounting and had no recorded value at December 31, 2003 because the net investment is in a deficit position. The Company's net investment is as follows:

                                                                   2003
                                                             --------------
          Capital stock acquisition                          $       20,000
          Recognized proportionate operating  losses:               (20,000)
                                                             --------------
          Net investment                                                  -
                                                             ==============

          Unrecognized proportionate operating losses:
            Prior years accumulated                                (169,413)
            Current year                                            (34,380)
                                                             --------------
             Total                                           $     (203,793)
                                                             ==============

         In the future event that American Silver should become profitable, the Company would record its share of the profits only after its share of the profits exceeds the unrecognized net investment loss.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 4 - EXPLORATION PROPERTIES

         Exploration properties consist of the following:


         Acquisition costs                              $      513,320
         Exploration                                         1,576,762
         Equipment                                           1,331,807
         Land                                                    2,000
                                                        --------------
            Total                                       $    3,423,889
                                                        ==============

         At December 31, 2003, the Company's mining claims consist of 28 patented claims, 68 unpatented lode claims, and one state mineral lease, in total covering approximately 2,347 acres. The properties are located in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area.

NOTE 5 - EQUIPMENT

         Equipment, less accumulated depreciation consists of the following:

                                                       Accumulated     Net Book
                                           Cost       Depreciation      Value
                                       -----------    -----------    ----------
       Machinery and equipment         $   183,121    $   143,213    $   39,908
       Vehicles                             21,016          3,521        17,495
       Office equipment and fixtures        23,544         16,752         6,792
                                       -----------    -----------    ----------
          Total                        $   227,681    $   163,486    $   64,195
                                       ===========    ===========    ==========

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         Accounts payable and accrued liabilities consist of the following:

        Trade payables                                               $   35,120
        Accrued interest payable                                        470,514
                                                                     ----------
            Total                                                    $  505,634
                                                                     ==========

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 7 - NOTES PAYABLE

         Notes payable are comprised of the following:

         Line of credit payable to a finance company, with interest at 24%
         secured by real property and mining claims with a value of $1,897,590.
         The note was past due at December 31, 2003 and subsequently paid off in
         March, 2004.                                                                          $      532,918


         Note payable to an individual with interest at 8%, secured by mining claims with a value of $18,000, due January 23, 2004. This note was
         paid off in January, 2004.                                                                    18,000
                                                                                               --------------
            Total                                                                              $      550,918
                                                                                               ==============

NOTE 8 - CAPITAL STOCK

         a)  Authorized
            10,000,000     Preferred stock issued in series, $0.001 par value,
                           voting, convertible to one common share for each
                           Preferred share at the holders option, redeemable at
                           $5.00 per share at the Company's option.
            50,000,000     Common stock, $0.001 par value, voting.

         Series A preferred shares and common shares are treated as a single class for the purposes of voting and dividend declaration.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 8 - CAPITAL STOCK (continued)

         b)  Issued

                                                   Series A Preferred Shares               Common Shares               Additional
                                                 ----------------------------      -----------------------------        Paid in
                                                  Number          Par Value         Number            Par Value          Capital
                                                  ------          ---------         ------            ---------          -------
     December 31, 2001                              603,668    $        604         28,546,139    $     28,546     $    5,844,583
        Shares issued for cash                            -               -          9,709,790           9,710          1,426,648
        Shares converted                           (350,000)           (350)           350,000             350                  -
        Shares issued to
          employees                                       -               -            420,000             420            117,180
        Warrants issued for
          consulting services                             -               -                  -               -            369,000
                                                    -------    ------------         ----------    ------------     --------------
     December 31, 2002                              253,668    $        254         39,025,929    $     39,026     $    7,757,411


        Shares issued for cash                            -               -          5,795,504           5,795          1,436,056
        Shares converted                             (1,750)             (2)             1,750               2                  -
                                                    -------    ------------         ----------    ------------     --------------
     December 31, 2003                              251,918    $        252         44,823,183    $     44,823     $    9,193,467
                                                    =======    ============         ==========    ============     ==============

        Summary of Capital Stock
          Preferred shares                                                                                         $          252
          Common shares                                                                                                    44,823
          Additional paid in capital                                                                                    9,193,467
                                                                                                                   --------------
            Total                                                                                                  $    9,238,542
                                                                                                                   ==============

NOTE 9 - STOCK OPTIONS AND WARRANTS

         The Company has adopted a stock option plan. Under the plan, options or stock awards may be granted to employees, including officers, of the Company and to other individuals who are not employees of the Company as may be deemed in the best interest of the Company by the board of directors or duly authorized committee.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 9 - STOCK OPTIONS AND WARRANTS (continued)

         As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to follow Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock option plans. Under APB 25, no compensation expense is recognized at the time of option grant when the exercise price of the Company's employee stock options equals the fair market value of the underlying common stock on the date of grant. Had compensation cost been determined on the basis of fair market value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                            2003         2002
              Net Loss
               As reported                              $  827,456    $ 729,233
                                                        ==========    =========
               Pro forma                                $2,037,896    $ 809,858
                                                        ==========    =========

              Basic and diluted earnings per share
               As reported                              $    (0.02)   $   (0.02)
                                                        ==========    =========
               Pro forma                                $    (0.05)   $   (0.02)
                                                        ==========    =========

         The fair value of each option and warrant granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value for the options and warrants issued.

                                                            2003         2002
                                                            ----         ----
              Risk-free interest rate                       4.34%        4.34%
              Expected life                                5 years      5 years
              Expected volatility                            240          240

         Professional fees charged to operations was $184,500 in 2003 and $38,437 in 2002.

         The plan makes available 10% of the outstanding shares for grants. Options granted under this plan shall have a term established by the board of directors, but in no event will the term exceed five years. The exercise price of each option is to be determined by the board of directors on the date of grant. All options granted to date are for a stated term of five years or less.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements

NOTE 9 - STOCK OPTIONS AND WARRANTS (continued)

         Information regarding the option plan is summarized as follows:

                                Weighted         Outstanding                                                         Outstanding
                                 average             at                                                                   at
                                  price         December 31,                                          Expired/       December 31,
          Date granted          per share            2001            Granted         Exercised        forfeited          2002
          ------------          ---------       -------------        -------         ---------        ---------      -------------
     October 30, 1998                0.20            360,000               -                -                -           360,000
     January 6, 2000                 0.10            475,000               -          (50,000)               -           425,000
     April 3, 2001                   0.07            625,000               -                -                -           625,000
     January 18, 2002                0.09                  -         625,000                -                -           625,000
                                                   ---------         -------          -------        ---------         ---------
     Total options                                 1,460,000         625,000          (50,000)               -         2,035,000
                                                   =========         =======          =======        =========         =========

                               Weighted          Outstanding                                                         Outstanding
                                average              at                                                                  at
                                  price         December 31,                                          Expired/       December 31,
          Date granted          per share            2002            Granted       Exercised          forfeited         2003
          ------------          ---------       -------------        -------         ---------        ---------      -------------
     October 30, 1998                0.20            360,000               -         (270,000)         (90,000)                 -
     January 6, 2000                 0.10            425,000               -          (25,000)               -            400,000
     April 3, 2001                   0.07            625,000               -                -                -            625,000
     January 18, 2002                0.09            625,000               -                -                -            625,000
     December 23, 2003               1.32                  -         924,000                -                -            924,000
                                                   ---------         -------         --------        ---------          ---------
     Total options                                 2,035,000         924,000         (295,000)         (90,000)         2,574,000
                                                   =========         =======         ========        =========          =========
         Information regarding the warrants is summarized as follows:

                                Weighted         Outstanding                                                         Outstanding
                                 average             at                                                                   at
                                  price         December 31,                                          Expired/       December 31,
          Date granted          per share            2001            Granted         Exercised        forfeited          2002
          ------------          ---------       -------------        -------         ---------        ---------      -------------
    March 20, 2000                    0.15         2,000,000                  -              -       (2,000,000)               -
    March 12, 2001                    0.09         2,499,286                  -       (714,286)               -        1,785,000
    October 16, 2002                  0.28                 -          1,800,000              -                -        1,800,000
                                                   ---------         ----------       --------       ----------        ---------
    Total warrants                                 4,499,286          1,800,000       (714,286)      (2,000,000)       3,585,000
                                                   =========         ==========       ========       ==========        =========

                               Weighted          Outstanding                                                         Outstanding
                                average              at                                                                  at
                                  price         December 31,                                          Expired/       December 31,
          Date granted          per share            2002            Granted       Exercised          forfeited         2003
          ------------          ---------       -------------        -------         ---------        ---------      -------------
     March 12, 2001                   0.09         1,785,000               -      (1,499,286)         (285,714)                 -
     October 16, 2002                 0.28         1,800,000               -      (1,000,000)                -            800,000
                                                   ---------         -------      -----------        ---------          ---------
     Total warrants                                3,585,000               -      (2,499,286)         (285,714)           800,000
                                                   =========         =======      ===========        =========          =========

                                      F-13

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 9 - STOCK OPTIONS AND WARRANTS (continued)

         The expiration dates of the outstanding warrants at December 31, 2003 are two years following the dates granted.

         Each warrant entitles the holder to purchase one common share at the above noted prices.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES


         a) The Company entered into a net profits interest agreement with a shareholder of the Company in 1995. Under the terms of the agreement, the Company will pay 25% of the "net profits" from mining production up to a maximum payout of $1,500,000. "Net profits" is defined as being the remaining amount of income from the sale of ores and minerals after all operating, reclamation, general and administrative, and exploration expenses have been paid. To date there have been no payments made pursuant to this agreement.

         b) On December 9, 2002, the Company entered into a joint venture agreement with Dumont Nickel, Inc. to perform exploration drilling on the Company's property. The Company will make available all of its mineral rights, property and equipment on site at no charge. Dumont will finance and operate the joint venture and can obtain an ownership interest in the Company's exploration properties based on the provision of full positive feasibility studies.


NOTE 11 - FINANCIAL INSTRUMENTS

         Fair Values

              The fair values for cash, accounts receivable, accounts payable and accrued liabilities approximates their carrying values due to the short maturity of those instruments.

              The fair market value of certain notes payable could not be readily determined as they are currently in default. Therefore the value of these notes payable have been recorded at cost which if fair market value could be determined, may be greater than fair market value.

NOTE 12 - INCOME TAXES

         The income tax benefit reflects an effective tax rate that differs from the expected U.S. Federal Statutory tax rate of 34% as summarized below:

                                                                    2003                2002
                                                                    ----                ----
          Tax benefit at the U.S. Federal Statutory rate      $    (316,424)      $    (247,599)
          Loss for which no benefit recognized                      316,424             247,599
                                                              -------------       -------------
          Net Income Tax Benefit                              $           -       $           -
                                                              =============       =============

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 12 - INCOME TAXES (continued)

         The Company has $6,049,519 in operating loss carry forwards which can be used to reduce taxable income in future years. These losses expire as follows:

               2008                                    $      154,642
               2009                                           270,803
               2010                                           451,563
               2011                                           552,775
               2012                                           554,779
               Years 2013 through 2023                      4,064,957
                                                       --------------
                                                       $    6,049,519
                                                       ==============

         The operating loss carry forwards give rise to a future tax asset in the amount of $2,056,836. A full valuation allowance has been recorded against this future tax asset, as the Company cannot demonstrate that it is more likely than not that the asset will be realized.

NOTE 13 - SEGMENT INFORMATION

         All of the company's operations and assets are in the mining industry and are located in the United States.

NOTE 14 - NEW ACCOUNTING PRONOUNCEMENTS

         In June 2003, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

         In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

                             Clifton Mining Company
                 Notes to the Consolidated Financial Statements


NOTE 14 - NEW ACCOUNTING PRONOUNCEMENTS (continued)

         In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

NOTE 15 - SUBSEQUENT EVENTS

         In February 2004, the Company's Articles of Incorporation were amended to increase the number of authorized shares of common stock to 70,000,000; and the Company's 2004 Stock Option Plan authorizing stock options exercisable for up to 7,000,000 shares of the Company's common stock was adopted.

         In February 2004, the Company, through a newly-formed wholly owned subsidiary, Compania Minera, Clifton S.A., entered into two agreements to purchase mining projects in Panama.

         In March 2004, the Company completed a private placement of 700,000 units consisting of 700,000 common shares and 700,000 attached warrants exercisable at $4.00 per warrant, expiring in two years. The units were sold at $1.50 each and the Company realized $1,050,000 of proceeds; $980,000 of which was used to pay off the Company's line of credit and accrued interest thereon in full.

                                                     Clifton Mining Company
                                              Condensed Consolidated Balance Sheet
                                                         March 31, 2004

               Assets

   Current Assets
            Cash                                                                                               $       634,827
            Marketable securities                                                                                       91,776
            Accounts receivable                                                                                            300
            Prepaid Expenses                                                                                            99,938
                                                                                                               ---------------
                 Total Current Assets                                                                                  826,841

   Other Assets                                                                                                         57,625


   Exploration Properties                                                                                            4,238,390


   Equipment, net of accumulated depreciation                                                                           60,545
                                                                                                               ---------------
                 Total Assets                                                                                        5,183,401
                                                                                                               ===============

                 Liabilities and Stockholders' Equity

   Current Liabilities

            Accounts payable and accrued liabilities                                                                     2,934
            Current maturities of long term debt                                                                       125,000
                                                                                                               ---------------
            Total Current Liabilities                                                                                  127,934

   Long-term debt, less current maturities                                                                             660,000
                                                                                                               ---------------
                 Total Liabilities                                                                                     787,934
                                                                                                               ---------------
Minority Interest                                                                                                       33,144

Stockholders' Equity

   Common Stock, $0.001 par value, 70,000,000 shares authorized, 45,707,433 shares
     issued and outstanding                                                                                             45,707


   Convertible Preferred Stock, redeemable $5.00 per share, $0.001 per value,
     10,000,000 shares authorized, 188,584 shares issued and outstanding                                                   189


   Additional Paid in Capital                                                                                       10,400,039

   Retained Deficit                                                                                                 (6,083,612)
                                                                                                               ---------------
                 Total Stockholders' Equity                                                                          4,362,323
                                                                                                               ---------------
                 Total Liabilities and Stockholders' Equity                                                    $     5,183,401
                                                                                                               ===============


                                                     Clifton Mining Company
                                         Condensed Consolidated Statements of Operations


                                                                                                 Three Month Period Ended
                                                                                                         March 31,
                                                                                            ----------------------------------
                                                                                                  2004               2003
                                                                                            ---------------    ---------------
Operating Expenses:
   General and administrative expenses                                                      $       168,743    $       160,293
   Depreciation                                                                                       3,650              5,958
                                                                                            ---------------    ---------------
     Loss From Operations                                                                           172,393            166,251

Other Income (Expense)

   Interest expense                                                                                 (57,389)           (63,950)
   Interest income                                                                                    1,986                566
   Other income                                                                                     100,576                  -
                                                                                            ---------------    ---------------
     Total Other Income (Expense)                                                                    45,173            (63,384)

Net Loss Before Minority Interest                                                                  (127,220)          (229,635)

Minority Interest                                                                                       270                165
                                                                                            ---------------    ---------------
Net Loss                                                                                    $      (126,950)   $      (229,470)
                                                                                            ===============    ===============

Loss per share - basic and fully diluted                                                    $             -    $         (0.01)
                                                                                            ===============    ===============
Weighted average number of common shares outstanding during the year -
  basic and fully diluted                                                                        44,917,000         39,546,000
                                                                                            ===============    ===============


See notes to condensed consolidated financial statements.                                                                     F-18

                                             Clifton Mining Company
                                 Condensed Consolidated Statements of Cash Flows

                                                                                                   Three Month Period Ended
                                                                                                           March 31,
                                                                                              ---------------------------------
                                                                                                    2004                2003
                                                                                              -------------       -------------
Net Cash Flows From Operating Activities                                                      $    (718,349)      $    (292,626)

Cash Flows >From Investing Activities
   Repayment of related party advances                                                                    -                 500
   Purchase of plant and equipment                                                                        -              (1,738)

   Purchase of exploration properties                                                               (29,500)                  -

   Decrease in prepaid expenses                                                                      46,125              46,125
                                                                                              -------------       -------------
     Net Cash  Provided by Investing Activities                                                      16,625              44,887
                                                                                              -------------       -------------
Cash Flows From Financing Activities
   Issuance of capital stock                                                                      1,207,393             232,732
   Repayment of notes payable                                                                      (550,918)                  -
                                                                                              -------------       -------------
     Net Cash Provided by Financing Activities                                                      656,475             232,732
                                                                                              -------------       -------------
Net Decrease  in Cash                                                                               (45,249)            (15,007)

Cash, Beginning of Three Month Period                                                               680,076              30,755
                                                                                              -------------       -------------
Cash, End of Three Month Period                                                               $     634,827       $      15,748
                                                                                              =============       =============


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES


   Debt obligation incurred for the purchase of exploration properties
     in March, 2004                                                                           $     800,000
                                                                                              =============
   Marketable securities received pursuant to joint venture agreement
     in March, 2004                                                                           $      91,776
                                                                                              =============


                                      F-19

                             Clifton Mining Company
            Notes to the Condensed Consolidated Financial Statements


BASIS OF PRESENTATION
         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

OTHER INCOME
         Other income includes $91,776 of joint venture fees attributable to the attainment of benchmarks pursuant to the agreement with Dumont Nickel, Inc. The proceeds were received in the form of securities of Dumont Nickel, Inc. and was recorded at fair market value on the date of receipt.


EXPLORATION PROPERTIES
         Exploration properties consist of the following:


                        Acquisition costs                 $    1,327,320
                        Exploration                            1,576,763
                        Equipment                              1,331,807
                        Land                                       2,500
                                                          --------------
                          Total                           $    4,238,390
                                                          ==============

         At March 31, 2004, the Company's U. S. mining claims consist of 38 patented claims, 68 unpatented lode claims, and two state mineral leases, in total covering approximately 2,933 acres. The properties are located in the Golden Hill/Clifton Mining District, Tooele County, Northwest Utah area. The Company also has acquired two mining properties in Panama.

CAPITAL STOCK

     a)  Authorized
         10,000,000        Preferred stock issued in series, $0.001 par value,
                           voting, convertible to one common share for each
                           Preferred share at the holders option, redeemable at
                           $5.00 per share at the Company's option.
         70,000,000        Common stock, $0.001 par value, voting.

         Series A preferred shares and common shares are treated as a single class for the purposes of voting and dividend declaration.

                             Clifton Mining Company
            Notes to the Condensed Consolidated Financial Statements


CAPITAL STOCK (Continued

                                                 Series A Preferred Shares               Common Shares              Additional
                                                ---------------------------       ----------------------------       Paid in
                                                   Number       Par Value            Number       Par Value          Capital
                                                   ------       ---------            ------       ---------          -------
     December 31, 2003                             251,918    $        252         44,823,183    $     44,823     $    9,193,467

       Shares issued for cash                            -               -            820,916             821          1,206,572
       Shares converted                            (63,334)            (63)            63,334              63                  -
                                                   -------    ------------         ----------    ------------     --------------

     March 31, 2004                                188,584    $        189         45,707,433    $     45,707     $   10,400,039
                                                   =======    ============         ==========    ============     ==============

       Summary of Capital Stock
        Preferred shares                                                                                          $          189
        Common shares                                                                                                     45,707
        Additional paid in capital                                                                                    10,400,039
                                                                                                                  --------------
          Total                                                                                                   $   10,445,935
                                                                                                                  ==============

LONG-TERM DEBT

       Installment payments due pursuant to purchase
       Of Panama exploration properties                           $     785,000
          Less current maturities                                      (125,000)
                                                                  -------------
              Total Long-Term Debt, Net of Current Maturities     $     660,000
                                                                  =============


                                      F-21